Exhibit 3.1

BLUE OWL CAPITAL CORPORATION

ARTICLES OF AMENDMENT

Blue Owl Capital Corporation, a Maryland corporation (the “Corporation”), having its principal office in the State of Maryland, hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The Corporation desires to, and does hereby, amend its articles of amendment and restatement (the “Articles”) as currently in effect as hereafter set forth.

SECOND: The Articles are hereby amended by deleting the existing first sentence of Article VI, Section 6.01 and substituting in lieu thereof a new first sentence of Article VI, Section 6.01 which reads as follows:

Section 6.01. Authorized Shares. The Corporation has authority to issue 1,000,000,000 Shares, initially consisting of 1,000,000,000 shares of common stock, $0.01 par value per share (“Common Shares”), and no shares of which are preferred stock, $0.01 par value per share (“Preferred Shares”).

THIRD: The total number of shares of stock which the Corporation had authority to issue immediately prior to the foregoing amendment of the Articles was 500,000,000 Common Shares, $0.01 par value per share, and no shares of which were Preferred Shares, $0.01 par value per share. The aggregate par value of all authorized Shares having par value was $5,000,000.

FOURTH: The total number of shares of stock which the Corporation has authority to issue pursuant to the foregoing amendment of the Article is 1,000,000,000 Common Shares, $0.01 par value per share, and no Preferred Shares, $0.01 par value per share. The aggregate par value of all authorized Shares having par value is $10,000,000.

FIFTH: The information required by Section 2-607(b)(2)(i) of the Maryland General Corporation Law (the “MGCL”) is not changed by the foregoing amendment of the Articles.

SIXTH: The foregoing amendment to the Articles has been duly approved by at least a majority of the entire Board of Directors of the Corporation as required by law. The amendment set forth herein is made without action by the stockholders of the Corporation, pursuant to Section 2-105(a)(13) of the MGCL.

SEVENTH: The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of the undersigned’s knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Chief Financial Officer and attested by its Secretary on the 12th day of August, 2024.

ATTEST:	BLUE OWL CAPITAL CORPORATION

/s/ Neena Reddy	/s/ Jonathan Lamm
Neena Reddy	Jonathan Lamm
Secretary	Chief Operating Officer and Chief Financial Officer